                                                                 Exhibit No. 12

                             PROGRESS ENERGY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                           Twelve Months Ended                      Year Ended
                                                              September 30,                        December 31,
                                                         ----------------------  ---------------------------------------
                                                            2001        2000       2000      1999      1998      1997
                                                         ----------  ----------  --------  --------  --------  --------
Earnings, as defined:
   Net income........................................... $  620,709  $  568,090  $478,361  $379,288  $396,271  $382,265
   Fixed charges, as below..............................    659,141     234,351   296,419   207,210   196,445   203,013
   Income taxes, as below...............................   (133,686)    301,122   194,625   250,272   249,180   225,491
                                                         ----------  ----------  --------  --------  --------  --------
      Total earnings, as defined........................ $1,146,164  $1,103,563  $969,405  $836,770  $841,896  $810,769
                                                         ==========  ==========  ========  ========  ========  ========
Fixed Charges, as defined:
   Interest on long-term debt........................... $  516,879  $  203,982  $237,494  $180,676  $169,901  $163,468
   Other interest.......................................    121,445      15,807    45,459    10,298    11,156    18,743
   Imputed interest factor in rentals--charged
    principally to operating expenses...................     16,593       9,981     8,756    11,517    10,775    11,421
   Preferred dividend requirements of subsidiaries (a)..      4,224       4,581     4,710     4,719     4,613     9,381
                                                         ----------  ----------  --------  --------  --------  --------
      Total fixed charges, as defined................... $  659,141  $  234,351  $296,419  $207,210  $196,445  $203,013
                                                         ==========  ==========  ========  ========  ========  ========
Income Taxes:
   Income tax expense................................... $ (125,537) $  309,271  $202,774  $258,421  $257,494  $233,716
   Included in AFUDC--deferred taxes in book
    depreciation........................................     (8,149)     (8,149)   (8,149)   (8,149)   (8,314)   (8,225)
                                                         ----------  ----------  --------  --------  --------  --------
      Total income taxes................................ $ (133,686) $  301,122  $194,625  $250,272  $249,180  $225,491
                                                         ==========  ==========  ========  ========  ========  ========
Ratio of Earnings to Fixed Charges......................       1.74        4.71      3.27      4.04      4.29      3.99



                                                           1996
                                                         --------
Earnings, as defined:
   Net income........................................... $381,668
   Fixed charges, as below..............................  220,059
   Income taxes, as below...............................  247,691
                                                         --------
      Total earnings, as defined........................ $849,418
                                                         ========
Fixed Charges, as defined:
   Interest on long-term debt........................... $172,622
   Other interest.......................................   19,155
   Imputed interest factor in rentals--charged
    principally to operating expenses...................   12,816
   Preferred dividend requirements of subsidiaries (a)..   15,466
                                                         --------
      Total fixed charges, as defined................... $220,059
                                                         ========
Income Taxes:
   Income tax expense................................... $255,916
   Included in AFUDC--deferred taxes in book
    depreciation........................................   (8,225)
                                                         --------
      Total income taxes................................ $247,691
                                                         ========
Ratio of Earnings to Fixed Charges......................     3.86

--------
(a) Presented on a pretax basis based on effective income tax rate

                                      1